6,000 RE/MAX Agents Celebrate Year of Success

International Real Estate Gathering Looks Forward to 2015

LAS VEGAS (March 2, 2015) - RE/MAX (NYSE:RMAX), the global real estate franchisor, is holding its annual R4 international convention this week at the Mandalay Bay Resort and Casino. Nearly 6,000 attending agents are here to listen to the vision of cofounders Dave and Gail Liniger, learn best practices from respected coaches, and network with their colleagues from 53 countries around the globe.

"The housing market has experienced a positive rebound during the last few years and RE/MAX is pleased to play a role by serving so many homebuyers and sellers," said Dave Liniger, CEO, Chairman of the Board and Co-Founder of RE/MAX, LLC. "Our continued success is no secret, it's simply the high quality agents who choose to work at RE/MAX. Consumers around the world have come to expect a superior level of service from their RE/MAX agent and our agents have delivered time and again."

Addressing the gathering this afternoon in the Mandalay Bay Special Events Center, Dave Liniger announced that the company continues to grow by all significant measurements. The audience was excited to hear the details of the network's 2014 achievements as compared to the prior year:

  Worldwide agent count grew by 5.1% to 98,010
  Agent count in the U.S. increased by 4.8% to 57,105
  The total number of RE/MAX offices grew to 6,751, an increase of 4.2%
  Transaction sides rose to more than 1.4 million across the entire network

With a presence in over 95 countries, no other real estate brand matches our global footprint. RE/MAX added to its country count in 2014 by selling the Master Franchise rights to another five countries. It remains true that nobody in the world sells more real estate than RE/MAX.

Linger said, "RE/MAX agents are among the most productive in real estate and they've been successful in both challenging markets and recovering ones, and in a great many housing markets around the world."

The RE/MAX R4 convention continues through Thursday at the Mandalay Bay with a keynote presentation from NFL future Hall of Famer Peyton Manning on Wednesday. Other presentations will be made by Kevin Carroll, Mitch Albom, Shawn Achor and Darren Hardy. The event closes out on Thursday evening with a special performance by Aerosmith frontman, Steven Tyler.

# # #

About the RE/MAX Network:

RE/MAX was founded in 1973 by Dave and Gail Liniger, with an innovative, entrepreneurial culture affording its agents and franchisees the flexibility to operate their businesses with great independence.

Over 98,000 agents provide RE/MAX a global reach of more than 95 countries. Nobody sells more real estate than RE/MAX.

RE/MAX, LLC, one of the world's leading franchisors of real estate brokerage services, is a wholly-owned subsidiary of RMCO, LLC, which is controlled and managed by RE/MAX Holdings, Inc. (NYSE:RMAX).

With a passion for the communities in which its agents live and work, RE/MAX is proud to have raised more than $140 million for Children's Miracle Network Hospitals® and other charities.

For more information about RE/MAX, to search home listings or find an agent in your community, please visit www.remax.com.

For the latest news about RE/MAX, please visit www.remax.com/newsroom.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "intend," "expect," "estimate," "plan," "outlook," "project" and other similar words and expressions that predict or indicate future events or trends that are not statements of historical matters. These forward-looking statements include statements regarding the future performance of the housing market, the Company's financial and operational outlook, the Company's belief that business fundamentals remain strong, as well as other statements regarding the Company's strategic and operational plans. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward looking statements are based on information available at the time those statements are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements. Such risks and uncertainties include, without limitation, (1) changes in business and economic activity in general, (2) changes in the real estate market, including changes due to interest rates and availability of financing, (3) the Company's ability to attract and retain quality franchisees, (4) the Company's franchisees' ability to recruit and retain agents, (5) changes in laws and regulations that may affect the Company's business or the real estate market, (6) failure to maintain, protect and enhance the RE/MAX brand (7) fluctuations in foreign currency exchange rates, as well as those risks and uncertainties described in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operation" in the most recent Form 10-K filed with the Securities and Exchange Commission ("SEC") and similar disclosures in subsequent reports filed with the SEC, which are available on the investor relations page of the Company's website at www.remax.com and on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Except as required by law, the Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

Contact:

Shaun White
Vice President,
Public Relations
RE/MAX, LLC
303-796-3405
shaunwhite@remax.com

Pete Crowe
Vice President,
Investor Relations
RE/MAX, Holdings, Inc.
(303) 796-3815
pcrowe@remax.com